Exhibit 99.2

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP

AVIV HEALTHCARE CAPITAL CORPORATION

Offer to Exchange

$100,000,000 7 3/4% Senior Notes due 2019, the issuance

of which has been registered under the Securities Act of 1933, as amended, for any and all outstanding and unregistered 7 3/4% Senior Notes due 2019

Pursuant to the Prospectus dated                     , 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED.

                    , 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation (the “Issuers”) are offering, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2012 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange their 7 3/4% Senior Notes due 2019 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of their outstanding 7 3/4% Senior Notes due 2019 (the “Old Notes”). As set forth in the Prospectus, the terms of the Exchange Notes are identical to the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, will not contain certain provisions providing for the payment of additional interest to the holders of the Old Notes under certain circumstances described in the Registration Rights Agreement, dated March 28, 2012, among the Issuers, Aviv REIT, Inc., the other guarantors listed therein and the initial purchasers of an aggregate of $100,000,000 of the Old Notes (the “Registration Rights Agreement”) and will not be entitled to registration rights which the Old Notes are entitled to under the Registration Rights Agreement.

Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

1.	The Prospectus, dated , 2012;

2.	The Letter of Transmittal for your information and for the information of your clients; and

3.	A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2012, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchange of Old Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) confirmation of book-entry transfer of such Old Notes, (b) an agent’s message and (c) any other required documents.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting the exchange of Old Notes pursuant to the Exchange Offer. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to them except as otherwise provided in Instruction 7 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offer—Exchange Agent.”

Very truly yours,

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AVIV HEALTHCARE CAPITAL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE ISSUERS OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE ISSUERS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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